Exhibit 1.1

CONSENT SOLICITATION MEMORANDUM
 DATED 26 APRIL 2017
THIS DOCUMENT IS IMPORTANT AND REQUIRES IMMEDIATE ATTENTION
Terms used in this Consent Solicitation Memorandum have the meanings ascribed or as otherwise set out in “Definitions” starting on page 6 solicitation of consents by
Paladin Energy Limited
(ACN 061 681 098)
(incorporated with limited liability in the Commonwealth of Australia)

to holders of the following outstanding series of bonds (“Bonds”)
2017 Convertible Bonds	ISIN	Aggregate Principal Amount Outstanding	Bloomberg Reference Page
6.00% Convertible Bonds due April 2017	XS0775195562	US$212,000,000	PDNAU 6 04/30/17 Corp DES
PEL has convened a meeting of the holders of the Bonds (collectively, the “Bondholders”) to consider, and if thought fit, to pass an Extraordinary Resolution which, amongst other things (i) amends the final maturity date of the Bonds from 30 April 2017 to 30 September 2017 (ii) amends provisions dealing with the final interest payment on the Bonds and (iii) includes an additional undertaking from the Issuer in favour of the Bondholders with respect to restrictions on certain disposals of assets (collectively, the “Consent Solicitation”).
The amendments to the Bonds noted in (i) and (ii) above are being proposed in order to prevent an event of default from occurring, or to cure any event of default that may occur, under the terms and conditions of the Bonds.  No consent fee will be payable in connection with the Consent Solicitation.

By submitting a Voting Instruction, a Bondholder will be irrevocably instructing the Principal Paying Agent to appoint one or more nominees of the Tabulation Agent as its proxy to vote on the Extraordinary Resolution at the Meeting and to effect a Blocking of the Bonds in the Clearing System.
Under the terms of the Trust Deed, a written resolution signed by or on behalf of the holders of not less than 90% of the aggregate principal amount of Bonds outstanding shall, for all purposes, also be as valid and effective as an Extraordinary Resolution passed at a meeting of Bondholders duly convened and held.  By submitting a Voting Instruction in favour of the Extraordinary Resolution, a Bondholder is also irrevocably instructing The Bank of New York Depository (Nominees) Limited, in its capacity as registered holder of the Bonds, to sign the Written Resolution if holders of at least 90% of the aggregate principal amount of Bonds outstanding have submitted (and not validly revoked) Voting Instructions in favour of the Extraordinary Resolution at any time prior to the Voting Deadline.  Consequently, if, prior to the Voting Deadline, holders of at least 90% of the aggregate principal amount of Bonds outstanding have submitted Voting Instructions in favour of the Extraordinary Resolution, no meeting of Bondholders will be held in connection with the Consent Solicitation and the Extraordinary Resolution will be held to have passed.
References herein to the delivery to, or receipt by, the Tabulation Agent of Voting Instructions or other appointments or instructions includes such documentation or instruction being delivered to, or received by, the Tabulation Agent through the Principal Paying Agent.
If the Extraordinary Resolution in respect of the Bonds is passed, each Bondholder will be bound by the Extraordinary Resolution, irrespective of whether such holder voted in favour of, rejected or voted against or abstained from voting on that Extraordinary Resolution or otherwise took no action at all in respect of the Consent Solicitation and that Extraordinary Resolution.
THE DEADLINE FOR SUBMISSION OF VOTING INSTRUCTIONS IN RESPECT OF THIS CONSENT SOLICITATION IS 11.00 A.M. LONDON TIME ON TUESDAY 16 MAY 2017, UNLESS EXTENDED, RE-OPENED, AMENDED OR TERMINATED AS PROVIDED IN THIS CONSENT SOLICITATION MEMORANDUM.
THE DEADLINES SET BY ANY INTERMEDIARY OR CLEARING SYSTEM THROUGH WHICH THE BONDS ARE HELD MAY BE EARLIER THAN THIS DEADLINE.

THE CONSENT SOLICITATION IS BEING MADE SOLELY BY PEL.  NO OTHER PERSON IS MAKING ANY INVITATION TO ANY BONDHOLDERS OR IS IN ANY MANNER INVOLVED IN OR SHALL HAVE ANY OBLIGATIONS PURSUANT TO THE CONSENT SOLICITATION.
THIS CONSENT SOLICITATION MEMORANDUM DOES NOT CONSTITUTE A SOLICITATION TO PARTICIPATE IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE THE INVITATION UNDER APPLICABLE SECURITIES LAWS OR OTHERWISE.  THE DISTRIBUTION OF THIS DOCUMENT IN CERTAIN JURISDICTIONS MAY BE RESTRICTED BY LAW.  PERSONS INTO WHOSE POSSESSION THIS CONSENT SOLICITATION MEMORANDUM COMES ARE REQUIRED BY PEL TO INFORM THEMSELVES ABOUT, AND TO OBSERVE, ANY SUCH RESTRICTIONS.
THIS DOCUMENT IS IMPORTANT AND REQUIRES IMMEDIATE ATTENTION.  IF YOU ARE IN ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE, YOU SHOULD SEEK YOUR OWN PERSONAL FINANCIAL AND LEGAL ADVICE INCLUDING IN RESPECT OF ANY TAX CONSEQUENCES AS SOON AS POSSIBLE FROM YOUR STOCKBROKER, BANK MANAGER, ACCOUNTANT OR OTHER APPROPRIATE INDEPENDENT FINANCIAL, LEGAL OR OTHER PROFESSIONAL ADVISER.
NOTICE TO U.S. HOLDERS:  This Consent Solicitation is made with respect to the securities of a non-U.S. company.  This Consent Solicitation is subject to disclosure requirements of a non-U.S. country, which are different from disclosure requirements in the United States.  Financial statements included or incorporated by reference in this Consent Solicitation Memorandum have been prepared in accordance with International Financial Reporting Standards which may not be comparable to the financial statements of U.S. companies.  It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since PEL is located in a non-U.S. country, and some or all of its officers and directors may be residents of a non-U.S. country.  You may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of U.S. securities laws.  It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.  You should be aware that PEL may purchase the Bonds in open market or privately negotiated purchases.
Investors holding Bonds through a custodian or intermediary will need to contact their custodian or intermediary in order to consent to and vote in favour of, reject and vote against, or to be counted toward the quorum but to abstain in respect of, the Extraordinary Resolution.  Such custodians or intermediaries may impose their own deadlines for instructions to be received from investors in the Bonds with respect to the Consent Solicitation, which may be earlier than the Voting Deadline.  Investors holding Bonds through custodians or intermediaries should therefore contact their custodians or intermediaries prior to these dates to ensure that they consent to and vote in favour of, reject and vote against, or count towards the quorum but abstain in respect of, in each case, the Extraordinary Resolution.  None of PEL, the Trustee or the Tabulation Agent or any of their respective directors, officers, employees, agents, affiliates or advisers shall be liable for any errors or delays in completing the consent or voting procedures made by, or due to, such custodians and intermediaries.
Neither the Trustee nor the Tabulation Agent (nor any of their respective directors, officers, employees, agents, affiliates or advisers) has reviewed, nor will they be reviewing, any documents relating to the Consent Solicitation (or, in each case, any term thereof), except the Notice, nor have either of them formulated, structured or approved, nor will either of them formulate, structure or approve, the Consent Solicitation (or, in each case, any term thereof) and, to the fullest extent permitted by law, each of the Trustee and the Tabulation Agent disclaims any responsibility for the above accordingly.
Neither the Trustee nor the Tabulation Agent (nor any of their respective directors, officers, employees, agents, affiliates or advisers) has verified, authorised or assumes any responsibility for the accuracy or completeness of, any of the information concerning the Consent Solicitation, PEL or the factual statements contained in, or the effect or effectiveness of, this Consent Solicitation Memorandum or any other documents referred to in or incorporated into this Consent Solicitation Memorandum or assumes any responsibility for any failure by PEL to disclose events that may have occurred and may affect the significance or accuracy of such information or the terms of any amendment (if any) to the Consent Solicitation.
In accordance with normal practice, the Trustee expresses no opinion on the merits of the Consent Solicitation but has authorised it to be stated that, on the basis of the information contained in the Notice which Bondholders are recommended to consider carefully, they have no objection to the Extraordinary Resolution, as set out in the Notice, being put to Bondholders for their consideration.  The Trustee has not been involved in negotiating the terms of the Consent Solicitation and makes no representation that all relevant information has been disclosed to Bondholders in or pursuant to this Consent Solicitation Memorandum.
PEL is furnishing this document solely for use in the context of the Consent Solicitation.  PEL has not authorised the making or provision of any representation or information regarding the Consent Solicitation other than as contained in this Consent Solicitation Memorandum (including as incorporated by reference).  None of PEL, the Trustee or the Tabulation Agent (nor any of their respective directors, officers, employees, agents, affiliates or advisers) is acting for, or owes any duty to, any Bondholder, nor will any of them be responsible for providing advice to any Bondholder, in relation to the Consent Solicitation.  Accordingly, none of PEL, the Trustee or the Tabulation Agent (nor their respective directors, officers, employees, agents, affiliates or advisers) expresses any opinion as to the merits of or makes any recommendation whatsoever regarding the Consent Solicitation or this Consent Solicitation Memorandum.
This Consent Solicitation Memorandum has not been approved or disapproved by, any national, federal or state securities commission or governmental or regulatory authority.  No such commission or authority (including the SGX-ST or ASIC) has passed upon the accuracy or adequacy of this Consent Solicitation Memorandum.  Any representation to the contrary is unlawful and may be a criminal offence.
No person has been authorised to give any information or to make any representation about PEL or the Consent Solicitation other than as contained in this Consent Solicitation Memorandum (including as incorporated by reference) and, if given or made, such information or representation must not be relied upon as having been authorised by PEL, the Trustee, the Tabulation Agent or any of their respective directors, officers, employees, agents, affiliates or advisers.
Neither the delivery of this Consent Solicitation Memorandum nor any amendments of Bonds pursuant to the Consent Solicitation shall, under any circumstances, create any implication that there has been no change in the affairs of PEL or that the information contained in this Consent Solicitation Memorandum is current as of any time subsequent to the date of such information or that the information in this Consent Solicitation Memorandum has remained accurate and complete.
Electronic delivery of documents
PEL is making copies of this document available in electronic form to Bondholders.  By participating in the Consent Solicitation, Bondholders will be consenting to electronic delivery of this document.  Recipients of this Consent Solicitation Memorandum may not forward or distribute this Consent Solicitation Memorandum in whole or in part to any other person or reproduce this Consent Solicitation Memorandum in any manner whatsoever.  Any forwarding, distribution or reproduction of this Consent Solicitation Memorandum in whole or in part is unauthorised.
Questions and assistance
Questions and requests for assistance in connection with the Consent Solicitation including the delivery of Voting Instructions, Revocation Instructions and the procedures for participating in the Consent Solicitation must be directed to the Tabulation Agent, the contact details for which are on the back cover of this Consent Solicitation Memorandum.
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This Consent Solicitation Memorandum contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and the securities laws of other jurisdictions.  In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “aims,” “targets,” “anticipates,” “expects,” “intends,” “plans,” “continues,” “ongoing,” “potential,” “product,” “projects,” “guidance,” “seeks,” “may,” “will,” “could,” “would,” “should” or, in each case, their negative, or other variations or comparable terminology or by discussions of strategies, plans, objectives, targets, goals, future events or intentions.  These forward-looking statements include matters that are not historical facts.  They may appear in a number of places throughout this Consent Solicitation Memorandum or in documents incorporated by reference in this Consent Solicitation Memorandum and may include statements regarding PEL’s intentions, beliefs or current expectations concerning, among other things, its results of operations, financial condition, liquidity, prospects, competition in areas of its business, outlook and growth prospects, strategies and the industry in which it operates, as well as its proposed restructure.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  Due to such uncertainties and risks, Bondholders or other potential investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Consent Solicitation Memorandum or the date of the document incorporated by reference.  The forward-looking statements are based on plans, estimates and projections as they are currently available to PEL’s management.  Although PEL believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. PEL undertakes no obligation, and does not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTENTS

DEFINITIONS	6
DOCUMENTS INCORPORATED BY REFERENCE	9
EXPECTED TIMETABLE OF EVENTS	11
BACKGROUND TO THE CONSENT SOLICITATION	12
THE CONSENT SOLICITATION	14
RISK FACTORS AND OTHER CONSIDERATIONS	23
CERTAIN TAX CONSIDERATIONS	26
TABULATION AGENT	27
ANNEX I BONDS	A-1
ANNEX II FORM OF NOTICE OF MEETING TO HOLDERS OF THE BONDS	B-1

DEFINITIONS
ASIC	Australian Securities and Investments Commission.
ASX	ASX Limited (ABN 98 008 624 691) or the securities market operated by it, as the context requires.
ASX Listing Rules	The listing rules of ASX, as amended, varied or waived (whether in their application in respect of PEL or generally) from time to time.
Australian dollars, AUD and A$	The lawful currency of Australia.
Blocking
Making impossible the transfer, pledge or any disposal of Bonds, unless such transfer, pledge or disposal is authorised pursuant to the terms of the Consent Solicitation and “unblock” or like expressions have the corresponding meaning.

Bondholders, Holders or holders of Bonds (or like expressions)
(a)                 Each Direct Participant with respect to any Bond;
(b)                 any broker, dealer, commercial bank, trust company or other nominee or custodian who holds Bonds; or
(c)                  each beneficial owner of the Bonds holding Bonds, directly or indirectly, in an account in the name of a Direct Participant acting on such beneficial owner’s behalf.

Bonds	PEL’s existing US$212,000,000 6.00% Convertible Bonds due April 2017 (ISIN: XS0775195562).
business day
A day other than a Saturday or a Sunday or a public holiday on which commercial banks and foreign exchange markets are open for business in London, Singapore, Sydney and the place in which the Clearing Systems are operating.

Clearing System	Each of Euroclear and Clearstream, Luxembourg and together, the “Clearing Systems”.
Clearing System Notice
Each notice sent to Direct Participants by the relevant Clearing System on or about the date of this Consent Solicitation Memorandum informing Direct Participants of the procedures to be followed in order to participate in the Consent Solicitation.

Clearstream, Luxembourg	Clearstream Banking S.A.
CNNC	CNNC Overseas Uranium Holding Limited.
Consent Solicitation	The consent solicitation described in this Consent Solicitation Memorandum.
Corporations Act	Corporations Act 2001 of Australia.
Corporations Regulations	Corporations Regulations 2001 of Australia.
Direct Participant	With respect to any Bonds, each person that is shown in the records of the relevant Clearing System as a holder of such Bonds.
EDF	Electricité de France, S.A.

Euroclear	Euroclear Bank SA/NV.
Extraordinary Resolution	The extraordinary resolution relating to the Bonds as set out in the Notice.
German Exchanges	Frankfurt Stock Exchange, Munich Stock Exchange, Berlin Stock Exchange and Stuttgart Stock Exchange.
LHM	Langer Heinrich Mauritius Holdings Limited.
LHU	Langer Heinrich Uranium (Pty) Ltd.
Meeting	The Bondholders’ meeting (including any adjourned Bondholders’ meeting) convened to consider the Extraordinary Resolution.
Meeting Date	The date of any Meeting as specified in the Notice.
Notice	The notice of meeting relating to the Consent Solicitation, the form of which is set out in Annex II to this Consent Solicitation Memorandum.
Notifying News Service	A recognised financial news service or services (e.g., Reuters and Bloomberg) as selected by PEL.
NSX	The Namibian Stock Exchange.
PEL, Paladin or the Company	Paladin Energy Ltd (ACN 061 681 098).
PFPL	Paladin Finance Pty Ltd (ACN 117 234 278)
Principal Paying Agent and Paying Agent	The Bank of New York Mellon, acting through its London Branch and acting in its capacity as Principal Paying, Transfer and Conversion Agent in respect of the Bonds.
Registrar	The Bank of New York Mellon SA/NV, Luxembourg Branch.
Revocation Deadline
In respect of the Consent Solicitation, the revocation deadline for a previously submitted Voting Instruction or any appointment of the Tabulation Agent or its nominees (or such other proxy as has been nominated by the Bondholder) as proxy to participate in the Meeting, which shall be the earlier of (i) 11.00 a.m. London time on Monday 15 May 2017 (although a holder may revoke an appointment of proxy after the Revocation Deadline if notice of revocation is given to the Chairman of the Meeting) and (ii) the time at which at least 90% of the aggregate principal amount of the Bonds outstanding have submitted (and not validly revoked) Voting Instructions in favour of the Extraordinary Resolution.

Revocation Instructions
The relevant instruction in the form specified in the Clearing System Notice for submission by Direct Participants to the relevant Clearing System and in accordance with the requirements of the Clearing System by the relevant deadlines in order for holders of Bonds held in the Clearing System to be able to revoke a previously submitted Voting Instruction, as further described in “The Consent Solicitation—Procedures for Participating in the Consent Solicitation—Revocation Rights”.

Singapore Stock Exchange or SGX-ST	Singapore Exchange Securities Trading Limited.

Tabulation Agent	Lucid Issuer Services Limited.
Trust Deed	The trust deed dated 30 April 2012 between PEL and the Trustee constituting the Bonds as amended from time to time.
Trustee	The Bank of New York Mellon, acting through its London Branch. For the avoidance of doubt, references to the “Trustee” are to it acting in its capacity as trustee in respect of the Bonds.
TSX	The Toronto Stock Exchange.
United States	The United States of America, its territories and possessions, any state of the United States of America and the District of Columbia.
U.S. dollars, USD, US$ and U.S.$	The lawful currency of the United States of America.
Voting Deadline
The Voting Deadline for any appointment of the Tabulation Agent or its nominees (or any other proxy nominated by the Bondholder) as proxy to participate in the Meeting and vote on the Extraordinary Resolution, which shall be not later than 11.00 a.m. London time on Tuesday 16 May 2017 (being not less than 48 hours before the time fixed for the Meeting).

Voting Instruction
The electronic voting instruction in the form specified in the Clearing System Notice for submission by Direct Participants to the Tabulation Agent via the relevant Clearing System and in accordance with the requirements of such Clearing System by the relevant deadlines in order for Bondholders to be able to participate in the Consent Solicitation.

Written Resolution
A resolution in writing, signed by The Bank of New York Depository (Nominees) Limited, in its capacity as the registered holder of the Bonds if holders of at least 90% of the aggregate principal amount of Bonds outstanding have submitted (and not validly revoked) Voting Instructions in favour of the Extraordinary Resolution.

DOCUMENTS INCORPORATED BY REFERENCE
This Consent Solicitation Memorandum must be read in conjunction with the information and documents that are incorporated by reference into it as set out below.  You are advised to obtain and read the documents incorporated by reference herein before making any decision in relation to the Consent Solicitation.
You may request a copy of any documents referred to below, at no cost, by request directed to PEL or the Tabulation Agent at their respective addresses and telephone numbers set forth on the back cover page of this Consent Solicitation Memorandum.
Information has been incorporated by reference in this Consent Solicitation Memorandum from documents filed with ASIC, the ASX and the System for Electronic Document Analysis and Retrieval (“SEDAR”) website maintained by Canadian securities regulatory authorities (www.sedar.com), as the case may be.  PEL is a “disclosing entity” for the purposes of the Corporations Act and is subject to regular reporting and disclosure obligations under the Corporations Act and the ASX Listing Rules.  Documents lodged by PEL with the ASX are available electronically on the website of the ASX, at www.asx.com.au.  PEL’s common shares are listed for trading on the TSX and it is a “reporting issuer” in certain provinces of Canada making it subject to Canadian reporting and disclosure obligations as well.  Documents filed with Canadian regulators as well as any document lodged with the ASX are also available electronically at www.sedar.com.  Copies of documents regarding PEL lodged with ASIC may be obtained from, or inspected at, any ASIC office for a fee.
Copies of the documents incorporated herein by reference may be obtained on request without charge from PEL’s Company Secretary at Level 4, 502 Hay Street, Subiaco, Western Australia, 6008, Australia, telephone +61 (8) 9381 4366.  These documents are also available electronically through the internet from ASIC or the ASX or under PEL's profile on SEDAR.
The documents described below shall be deemed to be incorporated into, and to form part of, this Consent Solicitation Memorandum:
•	the annual audited financial reports of PEL filed with ASIC in respect of the financial year ended 30 June 2016 and released by PEL to the ASX;
•	the most recent reviewed half year report of PEL for the half year ended 31 December 2016 filed with ASIC and released by PEL to the ASX; and
•
the continuous disclosure notices in relation to PEL’s trading activities and potential recapitalisation or restructuring activities submitted to the ASX by PEL pursuant to the ASX Listing Rules and the Corporations Act after the lodgement with ASIC of PEL’s annual financial report for the financial year ended 30 June 2016 up to the date of this Consent Solicitation Memorandum which shall be the following notices submitted to the ASX:

Date	Announcement
18 July 2016	Quarterly Activities Report for Period Ending 30 June 2016
21 July 2016	Strategic Process Achieves Agreements to Raise Over US$200M
22 July 2016	Trading Halt
26 July 2016	Suspension from Official Quotation
29 July 2016	Clarification Regarding Proposed Divestment of 24% of LHM
1 August 2016	Resumption of Trading
17 October 2016	Quarterly Activities Report for Period Ending 30 Sept 2016
10 November 2016	Update on Strategic Process

Date	Announcement
15 November 2016	Manyingee Sale of Tenement Agreement Executed
15 November 2016	30 September 2016 Quarterly Financial Report and MD&A
15 November 2016	30 September 2016 Quarterly Conference Call Presentation
1 December 2016	Update on Strategic Process / Funding
6 December 2016	Media Article
14 December 2016	Sale of Non-Core Australian Exploration Assets
14 December 2016	Sale of Deep Yellow Shareholding
28 December 2016	EDF Long Term Off-Take Contract Update
4 January 2017	Inaccurate Media Articles
10 January 2017	Strategic and Funding Process: Proposed Balance Sheet Restructuring
18 January 2017	Quarterly Activities Report for Period Ending 31 Dec 2016
19 January 2017	MGT Shareholder Approval to Acquire 30% Manyingee
14 February 2017	31 December 2016 Half Year Conference Call Presentation
9 March 2017	CNNC Purports to Exercise Langer Heinrich Call Option
10 March 2017	Suspension from Official Quotation
23 March 2017	Paladin Resolves to Commence Arbitration Proceedings Against CNNC
3 April 2017	Manyingee Sale Not Complete
3 April 2017	Bondholder and Nedbank Standstill
3 April 2017	Bondholder and Nedbank Standstill Correction
19 April 2017	Quarterly Activities Report for period ending 31 March 2017

Each document incorporated herein by reference is current only as at the date of such document and the incorporation by reference of such documents shall not create any implication that there has been no change in the affairs of PEL (or its affiliates), as the case may be, since the date thereof or that the information contained therein is current as at any time subsequent to its date.  Any statement contained herein or in a document which is deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Consent Solicitation Memorandum to the extent that a statement contained in any such subsequent document which is deemed to be incorporated herein by reference modifies or supersedes such earlier statement (whether expressly, by implication or otherwise).  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Memorandum.
The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.
The information on any websites referred to in this Consent Solicitation Memorandum, any websites referred to in any documents deemed to be incorporated into and forming part of this Consent Solicitation Memorandum or any website directly or indirectly linked to any such websites is not incorporated by reference into, and does not form part of, this Consent Solicitation Memorandum and should not be relied upon unless expressly stated to be incorporated into, and to form part of, this Consent Solicitation Memorandum.

EXPECTED TIMETABLE OF EVENTS
The times and dates below are indicative only.  The timetable assumes that no adjourned Meeting will be required to be convened in relation to the Consent Solicitation.  If any such meeting of Bondholders is adjourned, the notice, quorum and other requirements applicable to an adjourned meeting for such Bonds will be complied with.
Events	Times and Dates
Commencement of the Consent Solicitation
Notice convening the Meeting is delivered to the relevant Clearing Systems and submitted to the Singapore Stock Exchange for publication on its website.	26 April 2017
Consent Solicitation is announced. See also “The Consent Solicitation—Method of Announcement”.	26 April 2017
Consent Solicitation Memorandum is made available through the Tabulation Agent.	26 April 2017
Voting Deadline
Final deadline for receipt by the Tabulation Agent of valid Voting Instructions.	11.00 a.m. London time on Tuesday 16 May 2017 (being not less than 48 hours before the time fixed for the Meeting).
Revocation Deadline
Final deadline for Bondholders to validly withdraw their Voting Instructions or appointment of a proxy to participate in the Meeting.
The earlier of (i) 11.00 a.m. London time on Tuesday 16 May 2017 (being not later than 48 hours before the time fixed for the Meeting, although a holder may revoke an appointment of proxy after the Revocation Deadline by giving notice to the Chairman of the Meeting) and (ii) the time at which holders of at least 90% of the aggregate principal amount of Bonds outstanding have submitted (and not validly revoked) Voting Instructions in favour of the Extraordinary Resolution.

Meeting Date and Time
The date and time of the Meeting.	11.00 a.m. London time on Thursday 18 May 2017.
Announcement of Results
PEL will announce whether the Extraordinary Resolution has been successfully passed including, if applicable, the effective date of the amendments to the terms and conditions of the Bonds (which will be the first date on which the Extraordinary Resolution was passed).
If PEL elects to extend the Consent Solicitation period, announcements may be deferred.  See also “The Consent Solicitation—Method of Announcement”.

As soon as reasonably practicable after the earlier of (i) the Meeting or (ii) the time at which holders of not less than 90% of the aggregate principal amount of Bonds outstanding have voted (and not validly revoked such Voting Instruction) in favour of the Extraordinary Resolution.

If the Extraordinary Resolution is passed
Execution of the supplemental trust deed referred to in the Notice.	As soon as is reasonably practicable after the Extraordinary Resolution has been passed.
The above times and dates are subject to the right of PEL to extend, re-open, amend and/or terminate the Consent Solicitation (subject to applicable law, the Trust Deed and as provided in this Consent Solicitation Memorandum) with respect to the Bonds.
Bondholders are advised to check with any bank, securities broker or other intermediary through which they hold Bonds when such intermediary would need to receive instructions from a Bondholder in order for that Bondholder to be able to participate in, or revoke its instruction to participate in, the Consent Solicitation before the deadlines set out above.  The deadlines set by any such intermediary and the relevant Clearing Systems for the submission of Voting Instructions may be earlier than the relevant deadlines above.  See “The Consent Solicitation—Procedures for Participating in the Consent Solicitation”.

BACKGROUND TO THE CONSENT SOLICITATION
PEL was incorporated under the name “Paladin Resources NL” on 24 September 1993.  In February 1994, the Company completed its initial public offering in Australia and on 29 March 1994 commenced trading on the ASX.  PEL shares also trade on the TSX, NSX and German Exchanges.
PEL is a uranium production company with projects currently in Australia and two mines in Africa including the Langer Heinrich mine in Namibia, being PEL’s flagship project (75% owned by PEL through its wholly owned subsidiary PFPL).
PEL has two tranches of convertible bonds currently outstanding.  The Bonds were issued in April 2012 and PEL’s existing US$150,000,000 7.00% Convertible Bonds due March 2020 (ISIN: XS1185538888) (“2020 Bonds”) were issued in March 2015.  The current aggregate principal amount outstanding to the bondholders of both the Bonds and the 2020 Bonds is US$362 million with the US$212 million principal amount of the Bonds currently maturing on 30 April 2017.
Uranium prices have remained depressed following the Fukushima Daiichi power plant disaster in Japan and reached an 11 year low in late 2016.  The low uranium price has had a material impact on PEL’s cash flows and, as a result, PEL requires a solution to the Bond maturity (which requires a US$212 million principal repayment).
Over the course of CY16, PEL considered several options to address the Bonds forthcoming maturity, including:
1.	the potential sale of a further 24% minority stake in Langer Heinrich Mauritius Holdings Limited for US$175 million to CNNC; and
2.	a potential equity raising to repay certain of PEL’s existing debt and to help fund PEL’s operations.
However, by Q4 of 2016 as the uranium price continued to decrease, the potential sale of the minority stake to CNNC stalled and the market’s demand for a material equity raising to repay debt and fund the operations looked uncertain.
Therefore, in Q4 of 2016, PEL commenced discussions and negotiations with certain Bondholders, holders of the 2020 Bonds, other creditors and other relevant persons with regard to a potential restructure of its material debt obligations.
On 10 January 2017, PEL announced its decision to enter into a proposed restructure.
CNNC currently owns 25% of LHM and has an option to acquire the balance of the shares in LHM (75%), which are owned by PEL (through its wholly owned subsidiary PFPL), which option becomes exercisable on certain events of default under the shareholders agreement between PFPL and CNNC (the “CNNC Option”).

On 8 March 2017, PEL received notice from CNNC asserting that an event of default had occurred and requesting that PEL commences the process of determining the fair market value of PEL’s shares in LHM, which is to be conducted by an independent global investment bank that specialises in valuing uranium assets.  The fair market value determination would be the first step in a process that may lead to exercise of the CNNC Option if in fact the CNNC Option is currently exercisable.

On 23 March 2017, PEL advised the market that it disputes that an event of default has occurred and the validity of the valuation notice received from CNNC and PEL announced its intention to commence arbitration proceedings to determine whether the CNNC Option is exercisable.  As at the date of this document, arbitration proceedings have not commenced and discussions between CNNC and PEL are ongoing.  CNNC asserts that the CNNC Option has been triggered by PEL’s announcement on 10 January 2017 (and is therefore now exercisable), although the legal interpretation of the relevant CNNC Option provision as applied to the current facts is disputed as between PEL and CNNC.

On this basis, it is currently unclear whether the CNNC Option is exercisable by CNNC and, if it is exercisable, when CNNC will exercise such option, if at all. The exercise of the CNNC Option by CNNC could have a material adverse effect on PEL’s business, financial condition, results of operations and prospects. See “Risk Factors and Other Considerations”.
As at the date of this Consent Solicitation Memorandum, PEL is in the process of negotiating certain restructuring proposals and remains in constructive discussions with its creditors (including with Bondholders) in relation to the various proposals.  PEL requires additional time to complete these negotiations with respect to whether the proposed restructure, substantially in the form announced on 10 January 2017, can be successfully implemented or whether, given the developments with respect to the CNNC Option, an alternative restructure proposal will be required.  The Extraordinary Resolution is being proposed in order to provide PEL with additional time to resolve the uncertainty related to the CNNC Option and to complete such negotiations.
There can be no assurance that restructure proposal as announced on 10 January 2017 will ultimately be agreed and/or implemented in the form described or at all, and there can be no assurance that any other proposed restructure can be successfully implemented.  The failure of PEL to successfully complete a restructure could have a material adverse effect on PEL and its ability to make further payments on the Bonds. See “Risk Factors and Other Considerations”.
As at the date of this Consent Solicitation Memorandum, PEL has received indicative support from Bondholders holding Bonds representing approximately 92% of the outstanding principal amount of the Bonds, and standstill support from Bondholders holding Bonds representing approximately 77.3%% of the outstanding principal amount of the Bonds, with respect to voting in favour of the Extraordinary Resolution.
The Consent Solicitation will formalise the current standstill agreed with the majority of holders by amending the terms of the Bonds.

THE CONSENT SOLICITATION
PEL is soliciting all Bondholders to vote in favour of the Extraordinary Resolution, upon the terms and subject to the conditions set forth in this Consent Solicitation Memorandum.  In addition, under the terms of the Trust Deed, a written resolution signed by or on behalf of the holders of not less than 90% of the aggregate principal amount of Bonds outstanding shall for all purposes be as valid and effective as an Extraordinary Resolution passed at a meeting of Bondholders duly convened and held.  If, prior to the Voting Deadline, holders of at least 90% of the aggregate principal amount of Bonds outstanding have submitted (and not validly revoked) Voting Instructions in favour of the Extraordinary Resolution, no meeting of Bondholders will be held in connection with the Consent Solicitation and the Extraordinary Resolution will be held to have passed.
General
PEL may, in its sole discretion, extend, re-open or amend any condition of or terminate the Consent Solicitation or modify the Voting Deadline or the Revocation Deadline at any time (subject to applicable law, the Trust Deed and as provided in this Consent Solicitation Memorandum).  Details of any such extension, re-opening, amendment, termination or modification will be announced as provided in this Consent Solicitation Memorandum as soon as reasonably practicable after the relevant decision is made.  See “—Amendment and Termination of the Consent Solicitation”.  If PEL terminates the Consent Solicitation, all Bonds in respect of which Voting Instructions have been submitted will be released from any Blocking and will no longer be subject to the Consent Solicitation.  If PEL makes a change to the terms of the Consent Solicitation or the information concerning the Consent Solicitation changes in a manner reasonably determined by PEL to constitute a material adverse change to Holders, then PEL will, to the extent required by applicable law, disseminate additional materials and will extend the Consent Solicitation to the extent required by applicable law in order to permit Holders adequate time to consider such materials.
The Consent Solicitation
PEL is soliciting the Bondholders to vote in favour of the Extraordinary Resolution to, amongst other things, defer the principal and interest payments due on 30 April 2017 under the Bonds to 30 September 2017 and to include an additional undertaking from the Issuer in favour of the Bondholders with respect to restrictions on certain disposals of assets.
The Extraordinary Resolution and the procedures to be followed by the Bondholders, including the date of any Meeting, are set out in the Notice, which is included as Annex II to this Consent Solicitation Memorandum.
Holders of Bonds may submit a Voting Instruction to vote in favour of, reject and vote against, or to be counted towards the quorum but to abstain in respect of the Extraordinary Resolution.
No consent fee will be payable in connection with the Consent Solicitation.
By submitting Voting Instructions, which in each case must be made in accordance with the procedures set forth in “—Procedures for Participating in the Consent Solicitation”, with respect to the Extraordinary Resolution, the relevant Bondholder irrevocably instructs the Principal Paying Agent to appoint one or more nominees of the Tabulation Agent (or such other person as is nominated by the Bondholder) as its proxy to vote in favour of, against or abstain from voting on (as specified in the relevant Voting Instruction) the Extraordinary Resolution.  By submitting a Voting Instruction in favour of the Extraordinary Resolution, a Bondholder is also irrevocably instructing The Bank of New York Depository (Nominees) Limited, in its capacity as the registered holder of the Bonds, to sign the Written Resolution if holders of at least 90% of the aggregate principal amount of Bonds outstanding have submitted (and not validly revoked) Voting Instructions in favour of the Extraordinary Resolution at any time prior to the Voting Deadline.
The Voting Instruction also takes effect as an instruction from the relevant Bondholder to Block the relevant Bonds.

The Notice has been given to the holders of Bonds on the date of this Consent Solicitation Memorandum or will be given as promptly as practicable thereafter in accordance with the terms of the Bonds.
PEL is not soliciting any consents pursuant to the Consent Solicitation from any Bondholders in any jurisdiction in which the making of the Consent Solicitation would not be in compliance with the laws of such jurisdiction.  Each Bondholder who comes into possession of this Consent Solicitation Memorandum must inform itself about and comply with all applicable laws and regulations in force in any jurisdiction in which it holds Bonds.  However, this is without prejudice to the right of Bondholders in any such jurisdiction to appoint a proxy to attend and vote at any Meeting in accordance with the relevant terms and conditions of the Bonds it holds, subject to applicable law.
Procedures for Participating in the Consent Solicitation
Bondholders that need assistance with respect to the procedures for participating in the Consent Solicitation should contact the Tabulation Agent, the contact details for which are on the back cover of this Consent Solicitation Memorandum.
Voting Instructions with respect to Bonds should be made in accordance with the procedures set out in this section “—Procedures for Participating in the Consent Solicitation”.  The following procedures apply to Bonds which are held in the account of a Direct Participant.  Bondholders are advised to read the following information carefully.
By submitting a Voting Instruction or a Revocation Instruction, each Direct Participant will be deemed to consent to the relevant Clearing System providing details concerning such Direct Participant’s identity to the Tabulation Agent (and to the Tabulation Agent providing such details to PEL and the Trustee and their respective legal and other advisers).
Only Direct Participants may submit Voting Instructions and Revocation Instructions with respect to Bonds.  Each Bondholder that is not a Direct Participant must procure that the Direct Participant through which such Bondholder holds its Bonds submits valid Voting Instructions and Revocation Instructions, as applicable, before the deadlines specified by the relevant Clearing System.  Direct Participants may have their own, earlier, deadlines.
Bondholders are advised to check with any bank, securities broker or other intermediary through which they hold Bonds as to when such intermediary would need to receive instructions from a Bondholder in order for that Bondholder to be able to participate in, or revoke its instruction to participate in, the Consent Solicitation before the deadlines specified in this Consent Solicitation Memorandum.  The deadlines set by any such intermediary and the relevant Clearing System for the submission of Voting Instructions and Revocation Instructions may be earlier than the relevant deadlines specified in this Consent Solicitation Memorandum.
Voting Instructions
Voting Instructions must be submitted in respect of no less than the minimum denomination of the Bonds, as set out in the column headed “Minimum denomination” in Annex I to this Consent Solicitation Memorandum, and may thereafter be submitted in integral multiples of the amount set out in the column headed “Multiple denomination” in Annex I.
Voting Instructions for Bonds held via Euroclear and Clearstream, Luxembourg
Voting Instructions in respect of Bonds held through a Clearing System must be submitted through the facilities of that Clearing System, if the Holder is a Direct Participant in that Clearing System, or indirectly through a Direct Participant in that Clearing System.  Holders must ensure that such Voting Instructions are received by the Tabulation Agent by the Voting Deadline.  For a submission of a Voting Instruction with respect to Bonds held through a Clearing System to be effective, a Direct Participant in the Clearing System through which such Bonds are held must submit a Voting Instruction on behalf of the Bondholder and ensure that such Voting Instruction is received by the Tabulation Agent prior to the Voting Deadline.  The receipt of a Voting Instruction by the relevant Clearing System will be acknowledged by such Clearing System in accordance with the procedures laid out in the Clearing System Notice of that Clearing System and result in the Blocking, until the result of the Consent Solicitation is announced, of the relevant Bonds held by a Bondholder on whose behalf such Voting Instruction was submitted and in such Bonds being held to the order of PEL.  The Bondholders that submit Voting Instructions must take the appropriate steps through the relevant Clearing System necessary to ensure that no transfers can be effected in relation to such Blocked Bonds, in accordance with the requirements of the relevant Clearing System and the deadlines required by such Clearing System.
Neither PEL nor the Tabulation Agent will be responsible for ensuring that any Voting Instruction is submitted to or accepted by a Clearing System or for ensuring that the Clearing System delivers any Voting Instruction to the Tabulation Agent by the Voting Deadline.  If (i) the Voting Instruction of any Bondholder is not delivered by the relevant Clearing System to the Tabulation Agent on or before the Voting Deadline or (ii) a Bondholder, or a Direct Participant or custodian on behalf of such Bondholder, does not deliver any other required documents in connection with such submission, in each case on or before the applicable deadline, PEL reserves the absolute right, subject to the Trust Deed, to (a) reject the Voting Instruction, (b) require that any errors or defects in the Voting Instruction be remedied, or (c) waive any such errors or defects and accept the Voting Instruction.  In any such case, the rules, procedures and regulations of the relevant Clearing System will apply.
By submitting a Voting Instruction with respect to any Bonds, a Bondholder will automatically instruct the Principal Paying Agent to appoint one or more representatives of the Tabulation Agent or the proxy designated by such Bondholder as their proxy to vote in favour of, vote against, or abstain from voting (as specified in the relevant Voting Instruction) the Extraordinary Resolution at the relevant Meeting. It will not be possible to submit Voting Instructions without at the same time giving such instructions to the Principal Paying Agent.   If the Voting Instruction is in favour of the Extraordinary Resolution, a Bondholder is also irrevocably instructing The Bank of New York Depository (Nominees) Limited, in its capacity as the registered holder of the Bonds, to sign the Written Resolution if holders of at least 90% of the aggregate principal amount of Bonds outstanding have submitted (and not validly revoked) Voting Instructions in favour of the Extraordinary Resolution at any time prior to the Voting Deadline.
By submitting a Voting Instruction, Bondholders, and the relevant Direct Participants on their behalf, shall be deemed to have made the agreements, acknowledgements, representations, warranties and undertakings set forth below under “—Bondholders’ Agreements, Acknowledgements, Representations, Warranties and Undertakings—Voting Instructions” to PEL and the Tabulation Agent at the time of submission of the Voting Instruction.  If a Bondholder or Direct Participant is unable to make any such agreement or acknowledgement or give any such representation, warranty, undertaking or direction, such Bondholder or Direct Participant should contact the Tabulation Agent immediately.
Direct Participants in a Clearing System
Direct Participants in a Clearing System must submit Voting Instructions in accordance with the procedures established by the relevant Clearing System.  Direct Participants should refer to the respective notifications (including, in particular, the Clearing System Notices) that Direct Participants receive from the Clearing Systems for detailed information regarding participation procedures, which may include certain special procedures, and should contact the relevant Clearing System with respect to questions as to the requirements for the submission of Voting Instructions to that Clearing System.
Bonds Held Through a Custodian or Other Securities Intermediary
Bondholders that hold Bonds which are held through a Clearing System through a financial institution or other intermediary must contact that financial institution or intermediary and instruct it to submit (or procure the submission of) a Voting Instruction by the relevant Direct Participant (if such financial institution or intermediary is not itself a Direct Participant) with respect to those Bonds on their behalf.
Requirements for Voting Instructions
Each Voting Instruction must specify, in addition to any information required by the relevant Clearing System the principal amount of the Bonds to which such Voting Instruction relates.

Mere Blocking of such Bonds with the Clearing System shall not constitute a valid Voting Instruction.  However, submission of a valid Voting Instruction will also constitute an instruction to Block the applicable Bonds.
Only Direct Participants may submit or deliver Voting Instructions.  Each Bondholder that is not a Direct Participant must arrange for the Direct Participant through which such Bondholder holds its Bonds to submit a valid Voting Instruction on its behalf to the relevant Clearing System, as applicable, before the deadlines specified by the relevant Clearing System.  A Bondholder wishing to vote on the Extraordinary Resolution will need to ensure it has procured that the relevant Direct Participant has submitted a valid Voting Instruction before the Voting Deadline.
Revocation rights
All Voting Instructions in respect of the Consent Solicitation may be validly revoked at any time prior to the Revocation Deadline, but will thereafter be irrevocable for such period of time as PEL deems appropriate unless PEL extends the Voting Deadline in such a way that would cause the Consent Solicitation for those Bonds to last for more than 30 days or amends the Consent Solicitation for those Bonds in a manner that is materially adverse to Bondholders.  Following any such extension or amendment, Bondholders will have the right to revoke Voting Instructions in respect of the Bonds reinstated for a period of two business days from the date PEL first publicly announces that it is reinstating revocation rights or for any longer period specified by PEL in its announcement.  The Revocation Deadline for any consent or proxy given by way of a Voting Instruction or otherwise shall be not later than 11.00 a.m. London time on Monday 15 May 2017 or, thereafter, to the Chairman of the Meeting.  See “—Method of Announcement”.
Voting Instructions may not be revoked after the time that holders of at least 90% of the aggregate principal amount of Bonds outstanding have submitted (and not validly revoked) Voting Instructions in favour of the Extraordinary Resolution.
To effectively revoke a Voting Instruction, subject to the limitations described above, Bondholders must follow the procedures set forth under “—Procedures for revocation of Voting Instructions”. See “Risk Factors and Other Considerations”.  Agreements, acknowledgements, representations, warranties, undertakings and directions set out in paragraphs (1), (2), (8), (9), (10), (14), (16), (17), (18), (19), (20) and (21) of “—Bondholders’ Agreements, Acknowledgements, Representations, Warranties and Undertakings—Voting Instructions” deemed made by Bondholders and any Direct Participants upon submission of a Voting Instruction, as the case may be, shall survive any valid revocation of such Voting Instruction.
For the avoidance of doubt, any Bondholder who does not exercise any such right of revocation in the circumstances and in the manner specified herein shall be deemed to have waived such right of revocation and its Voting Instruction will remain effective.
Notwithstanding any valid revocation of Voting Instructions, if the Extraordinary Resolution is declared effective pursuant to the terms of the Consent Solicitation, each Bondholder will be bound by the Extraordinary Resolution.
Procedures for revocation of Voting Instructions
A Direct Participant for its own account and/or on behalf of a Bondholder may revoke a Voting Instruction in respect of Bonds by submitting a Revocation Instruction to the Clearing System to which the Voting Instruction was submitted, for delivery to the Tabulation Agent, prior to the Revocation Deadline.  Upon receiving such Revocation Instructions, the Clearing System will deliver a notice of withdrawal to the Tabulation Agent prior to the Revocation Deadline, whereupon the Tabulation Agent will instruct the Clearing System to unblock the relevant Bonds and disregard the vote in respect of the Extraordinary Resolution with respect to such Bonds.
For the Revocation Instructions to be effective, the Tabulation Agent must receive the Revocation Instruction from the Clearing System to which the Voting Instruction was submitted by the Revocation Deadline, as applicable, or within two business days after the date PEL first publicly announces (in the manned described in “—Method of Announcement”) the relevant amendment to the Consent Solicitation, or by such later date as PEL may provide in any such announcement in its discretion.
Bondholders that hold Bonds through a financial institution or other intermediary must instruct that intermediary to procure the valid submission of a Revocation Instruction to the relevant Clearing System and ensure that such Revocation Instruction is received by the Tabulation Agent by the Revocation Deadline, as applicable.
Voting Instructions with respect to Bonds may not be partially revoked.  PEL can offer no assurance that any custodian, Direct Participant or Clearing System will follow the procedures necessary to revoke or resubmit Voting Instructions, as these procedures are entirely within such parties’ discretion.
Any questions regarding the revocation of Voting Instructions may be addressed to the Tabulation Agent using the contact information provided on the back cover of this document.
Irregularities
All questions as to the validity, form and eligibility (including times of receipt) of any Voting Instruction or Revocation Instruction will be determined by PEL in its sole but reasonable discretion, which determination shall, subject to the terms of the Trust Deed, be final and binding.
PEL reserves the absolute right to reject any and all Voting Instructions or Revocation Instructions not in proper form or for which any corresponding agreement by PEL to accept would, in the opinion of PEL and its legal advisers, be unlawful.  PEL also reserves the absolute right to waive any defects, irregularities or delay in the submission of any and all Voting Instructions or Revocation Instructions at its discretion.  PEL also reserves the absolute right to waive any such defect, irregularity or delay in respect of particular Voting Instructions or Revocation Instructions, whether or not PEL elects to waive similar defects, irregularities or any delay in respect of any other such Voting Instructions or Revocation Instructions.  All such rights are subject to the terms of the Trust Deed.
Any defect, irregularity or delay must be cured within such time as PEL determines, unless waived by it.  Voting Instructions and Revocation Instructions will be deemed not to have been made until such defects, irregularities or delays have been cured or waived.  Neither PEL nor the Tabulation Agent shall be under any duty to give notice to a Bondholder of any defects, irregularities or delays in any Voting Instruction or Revocation Instruction, nor shall any of them incur any liability for failure to give such notice.
Bondholders’ Agreements, Acknowledgements, Representations, Warranties and Undertakings
Voting Instructions
By submitting a Voting Instruction, a Bondholder and any Direct Participant submitting such Voting Instruction on such Bondholder’s behalf shall be deemed to agree, and acknowledge, represent, warrant and undertake, to PEL and the Tabulation Agent that at the Voting Deadline (and any Direct Participant submitting any Voting Instruction on behalf of one or more Bondholders must therefore ensure that each Bondholder represented by the relevant Voting Instruction is able to make such agreements or acknowledgements and give such representations, warranties and undertakings) notwithstanding that the Bondholder may be voting against or abstaining in respect of the Extraordinary Resolution pursuant to its Voting Instruction:
(1)
it has received the Consent Solicitation Memorandum (and has had access to and has reviewed, to the extent applicable, the documents incorporated by reference into and referred to in this Consent Solicitation Memorandum) in accordance with applicable laws, and has reviewed and accepts the terms, conditions, risk factors and other considerations of the Consent Solicitation, all as described in this Consent Solicitation Memorandum (including the documents incorporated by reference into this Consent Solicitation Memorandum), and has undertaken an appropriate analysis of the implications of such Consent Solicitation without reliance on PEL, the Trustee or the Tabulation Agent or any of their respective directors, offices, employees, agents, affiliates or advisers;

(2)	it acknowledges and agrees that the Consent Solicitation is being made solely by PEL;
(3)
by submitting or procuring the submission of a Voting Instruction to, which will Block the Bonds in, the relevant Clearing System, it will be deemed to consent, in the case of a Direct Participant, to have that Clearing System provide details concerning such Direct Participant’s identity to the Tabulation Agent (and for the Tabulation Agent to provide such details to PEL, the Trustee and the Tabulation Agent and their respective advisers) and it acknowledges that the information contained in such Voting Instruction is required in connection with the Consent Solicitation and it agrees that the Tabulation Agent will store, process and use the data contained in such Voting Instruction to the extent required for the purposes of the Consent Solicitation and/or the exercise of any rights under the representations, warranties and undertakings given in connection with the Consent Solicitation;

(4)
upon the terms and subject to the conditions of the Consent Solicitation, it, as indicated in its Voting Instructions, votes or abstains in respect of the Extraordinary Resolution relating to such Bonds the principal amount of Bonds reflected in such Voting Instruction;

(5)
it instructs the Principal Paying Agent to appoint one or more representatives of the Tabulation Agent (or the person nominated by such Bondholder) as its proxy to vote or abstain in respect of the Extraordinary Resolution at the Meeting as indicated in its Voting Instruction and it acknowledges that such proxy shall become irrevocable once the Voting Instruction becomes irrevocable pursuant to the terms of the Consent Solicitation.  In addition, if it submits a Voting Instruction in favour of the Extraordinary Resolution, it instructs The Bank of New York Depository (Nominees) Limited, in its capacity as the registered holder of the Bonds, to sign the Written Resolution if holders of at least 90% of the aggregate principal amount of Bonds outstanding have submitted (and not validly revoked) Voting Instructions in favour of the Extraordinary Resolution at any time prior to the Voting Deadline;

(6)
if it has submitted such Voting Instructions through any custodian or any other holder or third party acting on its behalf, it has constituted and appointed such custodian, holder or third party as its true and lawful agent and attorney to carry out all the necessary actions that are required to submit such Voting Instructions pursuant to the Consent Solicitation and it will not revoke any instructions and/or powers-of-attorney given to such custodian, holder or third party unless it validly submits a Revocation Instruction;

(7)
it has observed the laws of all relevant jurisdictions and complied with all requisite formalities in each respect in connection with its participation in the Consent Solicitation in any applicable jurisdiction;

(8)
all authority conferred or agreed to be conferred pursuant to its agreements, acknowledgements, representations, warranties and undertakings, and all of its obligations shall be binding upon its successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives, and shall not be affected by, and shall survive, its death or incapacity;

(9)
it acknowledges that it is solely liable for any charges, costs and expenses by any intermediary through which the relevant Bonds are held (including in respect of voting or abstaining in respect of the Extraordinary Resolution) and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against PEL, the Tabulation Agent, or the Trustee of the Bonds or any of their respective directors, officers, employees, agents, affiliates or advisers in respect of such payments;

(10)
it is a person who may lawfully participate in the Consent Solicitation or to whom it is lawful to make the Consent Solicitation under applicable securities laws and it has (before submitting, or arranging for the submission on its behalf, as the case may be, of a Voting Instruction) complied with all laws and regulations applicable to it for the purposes of its participation in the Consent Solicitation;

(11)
(a) either (i) it is the beneficial owner of the Bonds in respect of which any Voting Instruction has been submitted and has full power and authority to participate in the Meeting and to consent to and vote or abstain in respect of the applicable Extraordinary Resolution and to appoint proxies in respect thereof and to submit all required documents in relation thereto or (ii) it has been granted full power and authority by the beneficial owner of the Bonds to participate in the Meeting and/or vote or abstain in respect of the Extraordinary Resolution, and to appoint proxies in respect thereto and to submit all required documents in relation thereto;
(12)
it holds and will hold the Bonds in respect of which such Voting Instruction was submitted pursuant to the Consent Solicitation and Blocked in the relevant Clearing System until the announcement of the results of the Consent Solicitation and, in accordance with the requirements of, and by the deadline required by, the relevant Clearing System, it has submitted, or has caused to be submitted, a Voting Instruction to the relevant Clearing System to authorise the Blocking of such Bonds with effect on and from the date of such submission so that no transfers or any other disposal of such Bonds may be effected;

(13)
the terms and conditions of the Consent Solicitation shall be incorporated in, and form a part of, the Voting Instruction which shall be read and construed accordingly and that the information given by or on behalf of such Bondholder in such Voting Instruction is true and will be true in all respects at the time of the Meeting or at the time of the signing of the Written Resolution, as the case may be;

(14)
the submission of a Voting Instruction or a Revocation Instruction is within the exclusive responsibility of it, its custodian or other intermediary or other holder or third party acting on its behalf, as applicable, and it further acknowledges that PEL shall not be liable with respect to any failure in the submission or transfer, or any delayed submission or transfer, or any error in the execution of any such submission or transfer, of the Bonds, Voting Instructions or any Revocation Instructions through any Clearing System or any failure to execute, or any delayed execution of, any other steps or formality, necessary or desirable to complete validly the voting procedures or the revocation procedures, as applicable, of the Consent Solicitation;

(15)
if the Extraordinary Resolution is not passed, it instructs its custodian, holder or third party acting on its behalf (where applicable) to release such Bonds to it, and it understands and acknowledges that neither PEL nor the Tabulation Agent shall be responsible for any failure, or any delay, or any error in the execution of any such release of the Bonds;

(16)
if any one or more of the above representations, warranties and undertakings made by or with respect to it shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining representations, warranties and undertakings made by or with respect to it, and the representations, warranties and undertakings made by or with respect to all other Bondholders, shall in no way be affected, prejudiced or otherwise disturbed thereby;

(17)
it agrees that the Consent Solicitation, the Voting Instruction and any Revocation Instruction and any non-contractual obligations arising out of or in connection with the Consent Solicitation, the Meeting, the Written Resolution, the Voting Instruction and any Revocation Instruction are governed by, and shall be construed in accordance with, the laws of England and Wales;

(18)
it irrevocably and unconditionally agrees for the benefit of PEL and the Tabulation Agent that the courts of England and Wales are to have jurisdiction to settle any disputes which may arise out of or in connection with the Consent Solicitation, the Meeting, the Written Resolution, the Voting Instruction, and/or the Revocation Instruction (including any dispute relating to any non-contractual obligations arising out of or in connection with the Consent Solicitation, the Meeting, the Written Resolution, the Voting Instruction, and/or the Revocation Instruction) and that, accordingly, any suit, action or proceedings arising out of or in connection with such Consent Solicitation, the Meeting, the Voting Instruction and/or the Revocation Instruction may be brought in such courts;

(19)
it understands that PEL may, at its sole discretion, extend, re-open or amend any condition of or terminate the Consent Solicitation at any time, in whole or in part and that in the event of a termination of the Consent Solicitation, the Voting Instructions with respect to Bonds held through a Clearing System (including the Blocking of such Bonds) with respect to such Bonds will be released;
(20)
none of PEL, the Trustee and the Tabulation Agent, or any of their respective directors, officers, employees, agents or affiliates, has given it any information with respect to the Consent Solicitation save as expressly set out in this Consent Solicitation Memorandum (and the documents incorporated by reference herein) nor has any of them made any advice or recommendation to it as to (i) whether it should participate in the Consent Solicitation or the Meeting (ii) whether it should consent to and vote in favour of, reject and vote against or abstain in respect of the Extraordinary Resolution, and it has made its own decision with regard to participation in the Consent Solicitation and the Meeting and voting or abstaining in respect of the Extraordinary Resolution based on any legal, tax or financial advice it has deemed necessary to seek; and

(21)	it acknowledges that PEL, the Trustee and the Tabulation Agent will rely upon the truth and accuracy of the foregoing acknowledgments, agreements, representations, warranties and undertakings.
If any Bondholder or Direct Participant that is submitting a Voting Instruction is unable to make any such agreement or acknowledgement or give any such representation, warranty or undertaking, such Bondholder or Direct Participant should contact the Tabulation Agent immediately.
Amendment and Termination of the Consent Solicitation
Notwithstanding any other provision of the Consent Solicitation, PEL may, subject to applicable laws, at its option and at its sole discretion, at any time before the Extraordinary Resolution is declared effective:
(a)
extend, re-open or amend the Consent Solicitation in any respect (including, but not limited to, any increase, decrease, extension, re-opening or amendment, as applicable, in relation to the Voting Deadline, Revocation Deadline, any Meeting Date or calling a further Meeting and soliciting proxies with respect to any resolution to be proposed thereat, subject to the provisions of the applicable Trust Deed);

(b)	terminate the Consent Solicitation, including with respect to Voting Instructions submitted before the time of such termination; or
(c)	withdraw the Consent Solicitation from any one or more jurisdictions.
PEL reserves the right to extend or delay the Voting Deadline or Revocation Deadline if permitted by the Trust Deed, or to terminate the Consent Solicitation, in any way and at any time if:
(i)
any court order or judgment is issued, or any legal proceedings are commenced, with the purpose or effect of preventing or impeding the Consent Solicitation, the holding of any Meeting or the effectiveness of any Extraordinary Resolution; or

(ii)
PEL, in its sole but reasonable discretion and to the extent permitted by applicable laws, rules and regulations, determines that such extension, delay, termination or modification is in the best interests of PEL or the Bondholders seeking to participate in the Consent Solicitation, in light of any court order, judgment or pending administrative, litigation, arbitral or other legal proceedings against PEL.

PEL will ensure an announcement is made in respect of any such extension, re-opening, amendment, termination or modification as soon as is reasonably practicable after the relevant decision is made. See “—Method of Announcement”.  If PEL makes a change to the terms of the Consent Solicitation or the information concerning the Consent Solicitation, in a manner determined by PEL, in its sole but reasonable discretion, to constitute a material adverse change to Bondholders, then PEL will disseminate additional Consent Solicitation materials and will extend the Consent Solicitation in order to permit Bondholders adequate time to consider such materials.

Announcement of Results
As soon as reasonably practicable after the earlier of (i) the Meeting Date or (ii) the time at which holders of not less than 90% of the aggregate principal amount of Bonds outstanding have voted (and not validly revoked such Voting Instruction in favour of the Extraordinary Resolution, PEL will announce whether the Extraordinary Resolution has (or has not) been successfully passed.
Method of Announcement
Unless stated otherwise, announcements in connection with the Consent Solicitation will be made by publication on the website of the Singapore Stock Exchange (www.sgx.com) and also by the delivery of notices to Euroclear and Clearstream, Luxembourg for communication to Direct Participants and/or the issue of a press release to a Notifying News Service.
Delays may be experienced where notices are delivered via the Clearing Systems, other clearing systems, clearing system participants and other intermediaries and therefore holders of Bonds are urged to consult the Tabulation Agent for information regarding the Consent Solicitation using the contact details on the back cover of this Consent Solicitation Memorandum.  Conveyance of notices and other communications by the Clearing Systems to Direct Participants and by Direct Participants and/or any other intermediary to Bondholders will be governed by arrangements between them and subject to any statutory or regulatory requirements as may be in effect from time to time.
Governing Law
This Consent Solicitation Memorandum, the Consent Solicitation, each Voting Instruction and Revocation Instruction and any non-contractual obligations arising out of or in connection with the Consent Solicitation and the transactions contemplated thereby, are governed by, and shall be construed in accordance with, the laws of England and Wales.
Questions and Requests in relation to the Consent Solicitation
Questions and requests for assistance in connection with the Consent Solicitation, the delivery of Voting Instructions and Revocation Instructions and the procedures for participating in the Consent Solicitation must be directed to the Tabulation Agent, the contact details for which are on the back cover of this Consent Solicitation Memorandum.

RISK FACTORS AND OTHER CONSIDERATIONS
Before making a decision to vote in favour of, reject and vote against or abstain in respect of, the Extraordinary Resolution, Bondholders should carefully consider all of the information included in and incorporated by reference into this Consent Solicitation Memorandum and, in particular, the following factors, which are not intended to be exhaustive.  Bondholders should make their own independent evaluations of all the risk factors relating to the Consent Solicitation.
Liquidity concerns, risk of default and insolvency if the Extraordinary Resolution is not passed
In addition to its obligations under the Bonds and the 2020 Bonds, PEL has guaranteed indebtedness of US$20 million under a US$25 million revolving credit facility made available to LHU and US$87.8 million (as at 31 December 2016) of intercompany shareholder loans owed by LHU to PFPL that were assigned to CNNC under the same interest rate and conditions presently existing remain outstanding.  The EDF prepayment of US$200 million received by PEL in 2012 has been classified as unearned revenue for accounting purposes and therefore has not been included as debt.  The accreted prepayment amount of US$268 million as at 31 December 2016 is subject to accelerated repayment under certain circumstances.
If the Extraordinary Resolution is not approved by the requisite majority of the Bondholders, PEL will not have adequate financial resources to meet its payment obligations on its debts, which would result in the occurrence or continuance of events of default under the Bonds and would result in PEL appointing voluntary administrators.  In the event PEL appoints voluntary administrators, this may trigger cross defaults in PEL’s key contracts, which may result in a significant loss of value to PEL’s operations.  Existing Bondholders will form part of the body of unsecured creditors which vote together in a voluntary administration of PEL.
If an event of default occurs under the terms of the Bonds or the 2020 Bonds, the Trustee may on the request of Bondholders holding at least 25% in principal amount of the Bonds make demand for the amounts owing under the Trust Deed.  Bondholders holding Bonds with an aggregate principal amount of greater than 75% of each of the Bonds and the 2020 Bonds have given undertakings not to issue such instructions to the Trustee.  Such undertakings may be terminated if certain events of default (other than in respect of the 31 March 2017 interest payment under the 2020 Bonds or the 30 April 2017 maturity date under the Bonds) occur and there can be no assurance that such events of default will not occur.  Furthermore, the Trustee does retain discretion to make demand without an instruction from the requisite proportion of bondholders.  In the event the Trustee makes demand in respect of the amounts owing under the Trust Deed (or the trust deed in respect of the 2020 Bonds), this may result in cross defaults under other contracts (including financing and operating contracts) to which PEL is party.

CNNC Option
As described in “Background to the Consent Solicitation”, PFPL holds 75% of the issued share capital of LHM.  PFPL is a wholly owned subsidiary of PEL.  CNNC currently owns 25% of the issued share capital of LHM.  PFPL and CNNC are party to a shareholders agreement in respect of LHM which includes the CNNC Option.  CNNC asserts that the CNNC Option has been triggered by PEL’s announcement on 10 January 2017 (and is therefore now exercisable), although the legal interpretation of the relevant CNNC Option provision as applied to the current facts is disputed as between PEL and CNNC.

As announced on the ASX on 9 March 2017, CNNC has asserted that an event of default had occurred under the shareholders agreement and requested that PEL commences a process to determine the fair market value of PEL’s share of LHM.  The fair value determination process is the first step in a process that may lead to exercise of the potential CNNC Option, if in fact the CNNC Option is currently exercisable.

On 23 March 2017, PEL advised the market that it disputes that an event of default has occurred and the validity of the valuation notice received from CNNC.  PEL has therefore resolved to commence arbitration proceedings against the CNNC Option, to determine if in fact the option validly exists.  As at the date of this document, arbitration proceedings have not commenced and discussions between CNNC and PEL are ongoing.

In the event that the proposed restructure has in fact triggered the CNNC option, following the valuation process by an independent expert, CNNC may (but does not have to) elect to acquire PEL’s interest in the Langer Heinrich mine at a value determined by the independent expert.  At this stage it is unclear what value the independent expert will apply to the value of PEL’s interest in the Langer Heinrich mine and when the valuation will be issued.  It is also unclear whether CNNC will elect to exercise the CNNC option if in fact it has been validly triggered and if they do exercise it, when completion would occur.  Should the sale to CNNC proceed, it is uncertain whether sufficient proceeds will be received to discharge all of PEL’s liabilities (including to the Bondholders and other creditors).
Effect of Extraordinary Resolution on non-participating holders of Bonds or Bondholders who vote against or abstain from voting in respect of the Extraordinary Resolution
Bondholders that do not participate in the Consent Solicitation and those that reject and vote against or abstain in respect of the Extraordinary Resolution in relation to such Bonds will, if such Extraordinary Resolution is declared effective, be bound by the Extraordinary Resolution.
Bondholders responsible for complying with the procedures of the Consent Solicitation
Bondholders are responsible for complying with all of the procedures for consenting to or rejecting the Extraordinary Resolution in the Consent Solicitation.  All questions as to the validity, form and eligibility (including time of receipt) of any Voting Instruction or Revocation Instruction will be determined by PEL in its sole but reasonable discretion, which determination shall, subject to the Trust Deed, be final and binding.
None of PEL or the Tabulation Agent shall be under any duty to give notice to a Bondholder of any defects, irregularities or delays in any Voting Instruction or Revocation Instruction, nor shall any of them incur any liability for failure to give such notice.
No responsibility for procedural errors or delays of a Clearing System or other third parties
Any errors by or delays of the Clearing Systems, Direct Participants in the Clearing System or custodians or other securities intermediaries may prejudice a Bondholder’s ability to participate in the Consent Solicitation.
Where applicable, after contacting and providing information to a custodian or other securities intermediary, Bondholders will have to rely on that institution, any other relevant custodians and securities intermediaries, and on the relevant Direct Participant and Clearing System to take the steps necessary for the Voting Instruction or any Revocation Instruction and all other required documentation to be submitted properly and by the applicable deadline.  This process may include several intermediaries.  It is possible that any person or entity in this chain may commit an error in submitting the Voting Instructions or any Revocation Instruction.  In such a scenario a Bondholder would have no claim to have their Voting Instructions or any Revocation Instruction taken into account.
Revocation Instructions must be effected through the same custodians, securities intermediaries, Direct Participants and Clearing Systems through which the Voting Instructions were delivered.  It is possible that any person or entity in this chain may commit an error in submitting the Revocation Instruction, and thus prejudice a Bondholder’s ability to validly revoke its Voting Instruction.
For Bonds held through a financial institution or other intermediary, a Bondholder must contact that financial institution or intermediary and instruct it to submit a Voting Instruction or Revocation Instruction on behalf of the Bondholder.  The financial institution or intermediary should be contacted well in advance of the Voting Deadline, since that financial institution or intermediary may have earlier deadlines by which it must receive instructions in order to have adequate time to meet the deadlines of the Clearing System through which consents or rejections in respect of the Bonds are submitted.
Neither of PEL and the Tabulation Agent will be responsible for any errors, delays in processing or systemic breakdowns or other failure by the Clearing Systems, Direct Participants or custodians or other securities intermediaries to comply with any of the submission or revocation procedures.

No assurance the Consent Solicitation will be completed
Until PEL announces that the Extraordinary Resolution is declared effective, no assurance can be given that the Consent Solicitation will be successfully completed.
In addition, whilst PEL has received indications of support from certain Bondholders (see “Background to the Consent Solicitation”), this is not assurance that the relevant Bondholder would necessarily vote in favour of the Extraordinary Resolution.
No assurance that a successful restructure will be completed
PEL can provide no assurance that agreement can or will be reached with all third parties to agree a restructure proposal.  Negotiations with those third parties is continuing and may or may not result in agreement with respect to a workable restructure proposal.  There is a risk that PEL will be unable to agree any restructuring proposal or to successfully implement any such proposal.
Compliance with jurisdictional restrictions
Bondholders are referred to the agreements, acknowledgements, representations, warranties and undertakings in “The Consent Solicitation—Procedures for Participating in the Consent Solicitation”, which Bondholders will be deemed to make on submission of a Voting Instruction.  Non-compliance with these jurisdictional restrictions could result in, among other things, the unwinding of trades or penalties and/or significant costs for investors.
Restrictions on transfer of Bonds for which Voting Instructions are submitted
When considering whether to participate in the Consent Solicitation, Bondholders should take into account that restrictions on the transfer of Bonds by Bondholders will apply from the time of submission of Voting Instructions.  A Bondholder will, on submitting a valid Voting Instruction, agree that its Bonds will be blocked in the relevant account in the Clearing System from the date the Voting Instruction is submitted until the earlier of (i) the date of any termination of the Consent Solicitation (ii) the time at which the Voting Instruction is revoked and the Blocking of the Bonds is released by the Clearing System or (iii) the announcement of the result of the Consent Solicitation.  While the market price of the Bonds may fluctuate while the restrictions on transfer apply, Bondholders will be unable to benefit from favourable fluctuations because they will be unable to trade the Bonds.
Independent Review and Advice
Each Bondholder must determine, based on its own independent review and such professional advice as it deems appropriate under the circumstances, that its participation in the Consent Solicitation is fully consistent with its financial needs, objectives and condition, complies and is fully consistent with all investment policies, guidelines and restrictions applicable to it, notwithstanding the risks inherent in participating in the Consent Solicitation.  If any Bondholder is in any doubt as to the action it should take, it should seek its own financial and legal advice, including in respect of any tax consequences, immediately from its stockbroker, bank manager, solicitor, accountant or other independent financial, legal or other professional adviser.  Neither PEL nor the Tabulation Agent (nor their respective directors, officers, employees, agents, affiliates or advisers) has or assumes responsibility for the lawfulness or suitability of participating in the Consent Solicitation by a Bondholder or the effects of the implementation of the Extraordinary Resolution for the holder.

CERTAIN TAX CONSIDERATIONS
In view of the number of different jurisdictions whose tax laws may apply to Bondholders, this Consent Solicitation Memorandum does not discuss the tax consequences for Bondholders arising from the Consent Solicitation. Bondholders are urged to consult their own appropriate professional advisers regarding these possible tax consequences under the laws of the jurisdiction that apply to them. Bondholders are liable for their own taxes and shall have no recourse PEL, the Trustee or the Tabulation Agent with respect to taxes arising in connection with the Consent Solicitation.

TABULATION AGENT
PEL has retained Lucid Issuer Services Limited to act as Tabulation Agent.
The Tabulation Agent will assist PEL in relation to the relevant Bonds and the consideration of the Extraordinary Resolution.
None of the Tabulation Agent (nor or any of its directors, officers, employees, agents, affiliates or advisers) assumes any responsibility for the accuracy or completeness of the information concerning the Consent Solicitation, PEL or the Bonds contained in this Consent Solicitation Memorandum or for any failure by PEL to disclose events that may have occurred and may affect the significance or accuracy of such information.  None of PEL, the Tabulation Agent or any of their respective directors, officers, employees, agents, affiliates or advisers is acting for any Bondholder, or will be responsible to any such holder for providing any protections which would be afforded to its clients or for providing advice in relation to the Consent Solicitation, and accordingly none of the Tabulation Agent, PEL or any of their respective officers, representatives, directors, officers, employees, agents, affiliates or advisers makes any representation or recommendation whatsoever regarding the Consent Solicitation, or any recommendation as to whether holders should participate in the Consent Solicitation.  A copy of this Consent Solicitation Memorandum and any supplement to it, may be obtained, free of charge, from the Tabulation Agent, the addresses and contact details for which are set out on the back cover of this Consent Solicitation Memorandum.  The Tabulation Agent is the agent of PEL and the Tabulation Agent does not owe any duty to any Bondholder.

ANNEX I
 BONDS

ISIN	Maturity date	Coupon	Principal amount outstanding	Minimum denomination	Multiple denomination	Clearing System
XS0775195562	30 April 2017	6.00%	US$212,000,000	US$200,000	US$1,000	Euroclear and Clearstream, Luxembourg

A-1

ANNEX II
FORM OF NOTICE OF MEETING TO HOLDERS OF THE BONDS
PALADIN ENERGY LIMITED
(ACN 061 681 098)
(“PEL”)
THIS NOTICE IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE, YOU SHOULD CONSULT YOUR OWN INDEPENDENT PROFESSIONAL ADVISERS IMMEDIATELY.
THIS NOTICE IS MADE WITH RESPECT TO THE SECURITIES OF A NON-U.S. COMPANY.  THE CONSENT SOLICITATION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A NON-U.S. COUNTRY, WHICH ARE DIFFERENT FROM DISCLOSURE REQUIREMENTS IN THE UNITED STATES.  FINANCIAL STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE IN THE CONSENT SOLICITATION MEMORANDUM HAVE BEEN PREPARED IN ACCORDANCE WITH INTERNATIONAL FINANCIAL REPORTING STANDARDS WHICH MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF U.S. COMPANIES.  IF YOU ARE A U.S. HOLDER, IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER U.S. FEDERAL SECURITIES LAWS, SINCE PEL IS LOCATED IN A NON-U.S. COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A NON-U.S. COUNTRY.  YOU MAY NOT BE ABLE TO SUE A NON-U.S. COMPANY OR ITS OFFICERS OR DIRECTORS IN A NON-U.S. COURT FOR VIOLATIONS OF U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A NON-U.S. COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT’S JUDGMENT.  YOU SHOULD BE AWARE THAT PEL MAY PURCHASE THE BONDS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.
NOTICE OF MEETING
 in respect of the
2017 Convertible Bonds	ISIN	Common Code	Aggregate Principal Amount Outstanding
6.00% Convertible Bonds due April 2017	XS0775195562	077519556	US$212,000,000
issued by PEL (the “Bonds”)
NOTICE IS HEREBY GIVEN that, pursuant to the provisions of Schedule 3 (Provisions for meetings of Bondholders) to the Trust Deed (as defined below) constituting the Bonds and made between PEL and The Bank of New York Mellon, acting through its London Branch, as trustee (the “Trustee”) for the holders of the Bonds (the “Bondholders”), PEL has convened a meeting (“Meeting) of the Bondholders to be held at 11.00 a.m. on Thursday 18 May 2017 at the offices of Morgan, Lewis & Bockius UK LLP, Condor House, 5-10 St. Paul’s Churchyard, London EC4M 8AL, United Kingdom for the purpose of considering and, if thought fit, passing the resolution set out below, each of which will be proposed as an Extraordinary Resolution in accordance with the provisions of the Trust Deed.

NOTICE IS ALSO HEREBY GIVEN to the holders of the Bonds that if holders of at least 90% of the aggregate principal amount of Bonds outstanding have submitted Voting Instructions (as defined below) in favour of the Extraordinary Resolution, no meeting of Bondholders will be held in connection with the Consent Solicitation and the Extraordinary Resolution will be held to have passed by way of a resolution in writing in accordance with paragraphs 16 and 19 of Schedule 3 to the Trust Deed.  Under the terms of the Trust Deed, a written resolution signed by or on behalf of the holders of not less than 90% of the aggregate principal amount of Bonds outstanding shall for all purposes be as valid and effective as an Extraordinary Resolution passed at a meeting of Bondholders duly convened and held.  By submitting a Voting Instruction in favour of the Extraordinary Resolution, a Bondholder is also irrevocably instructing The Bank of New York Depository (Nominees) Limited, in its capacity as registered holder of the Bonds, to sign a written resolution in respect of the Extraordinary Resolution if holders of at least 90% of the aggregate principal amount of Bonds outstanding have submitted (and not validly revoked) Voting Instructions in favour of the Extraordinary Resolution at any time prior to the Voting Deadline.
The Meeting will commence at 11.00 a.m. London time.  If, after fifteen minutes, the person (who may but need not be a Bondholder) nominated in writing by the Trustee to take the chair at the Meeting or adjourned Meeting or otherwise appointed in accordance with the Trust Deed (the “Chairman”) determines that the quorum specified in the Trust Deed is not present, the Meeting will be adjourned until such date (not less than 14 days nor more than 42 days later) and time and place as the Chairman may decide.
Unless the context otherwise requires, terms used in this notice and defined in the Consent Solicitation Memorandum published by PEL dated 26 April 2017 relating, inter alia, to the Bonds and a copy of which accompanies this notice (the “Consent Solicitation Memorandum”) are used herein as so defined.
To the extent of any inconsistency between this Notice and the Consent Solicitation Memorandum, this Notice prevails.
EXTRAORDINARY RESOLUTION IN RESPECT OF THE BONDS

THAT THIS MEETING (the “Meeting”) of the holders (the “Bondholders”) of the US$274,000,000 6.00% Convertible Bonds due 30 April 2017 (of which US$212,000,000 in principal amount are currently outstanding) (the “Bonds”) issued by Paladin Energy Ltd (“Issuer”), and constituted by a trust deed dated 30 April 2012 as amended from time to time (the “Trust Deed”) between Paladin Energy Limited and The Bank of New York Mellon, acting through its London Branch (the “Trustee”), by Extraordinary Resolution (as defined in the Trust Deed and including if passed by way of a resolution in writing) HEREBY resolves as follows and, unless the contrary intention appears, capitalised terms in this Extraordinary Resolution have the meaning given to them in the Trust Deed.
1
Pursuant to paragraph 16 (and, if relevant, paragraph 19) of Schedule 3 (Provision for Meetings of Bondholders) of the Trust Deed, the following amendments to the Conditions of the Bonds as set out in Schedule 4 to the Trust Deed shall have effect:

(a)	amending Condition 3 (Definitions) by deleting the definition of “Final Maturity Date” and replacing it with the following:
““Final Maturity Date” means 30 September 2017.”;
(b)	amending Condition 3 (Definitions) by adding the definition of “Original Maturity Date” where:
““Original Maturity Date” means 30 April 2017.”;
(c)	amending Condition 5(a) (Interest Rate) by:
(i)	deleting the first paragraph and replacing it with the following:
“The Bonds bear interest from and including the Closing Date at the rate (the “Interest Rate”) of 6.00 per cent per annum calculated by reference to the principal amount thereof and payable semi-annually in arrear on 30 April and 30 October in each year (each an “Interest Payment Date”), commencing with the Interest Payment Date falling on 30 October 2012 but provided that:
(i)
no interest will be payable on the Interest Payment Date falling on 30 April 2017.  Rather, the interest that was otherwise payable on 30 April 2017 (the “April 2017 Interest Amount”) will be payable on the Final Maturity Date; and

(ii)
in respect of the final Interest Period (which ends on, but excludes, the Final Maturity Date), the amount of interest payable will be calculated by reference to the aggregate of the principal amount of the Bonds and the April 2017 Interest Amount.”; and

(ii)          deleting the third paragraph and replacing it with the following:
““Interest Period” means the payment period beginning on (and including) the Closing Date and ending on (but excluding) 30 October 2012, being the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date until the Interest Payment Date falling on 30 April 2017 and, thereafter, the final Interest Period shall begin on (and include) 30 April 2017 and end on (but exclude) the Final Maturity Date.”;
(d)	amending Condition 10 (Events of Default) by:
(i)	deleting Condition 10(b) and replacing it with the following:
“the Issuer does not perform or comply with any one or more of its other obligations under the Bonds or the Trust Deed and, in the case of any failure to perform or comply with any obligation other than that under Condition 11(l), the default is not remedied within 45 Days (or such longer period as the Trustee may permit) after the Issuer shall have received from the Trustee written notice of such default requiring it to be remedied; or”; and
(ii)	adding after Condition 10(h) a new paragraph 10(i) as follows:
“(i)	either:

(x)
any EDF Agreement is terminated or otherwise rendered void or unenforceable or the obligations of the Issuer to repay in full the prepayment amount under that agreement is demanded or enforced by Electricité de France; or

(y)
an event of default (however described) occurs under any EDF Agreement unless the Issuer has notified the Trustee within 3 days of such event of default having occurred that it is negotiating in good faith with Electricité de France with respect to agreeing a standstill (however described), or confirms that a standstill has been agreed, in each case with respect to demand or enforcement by Electricité de France for the repayment in full of the prepayment amount under that agreement.  An Event of Default shall arise immediately upon the termination of any such negotiations or the termination of any agreed standstill with the consequence that Electricité de France is free to make demand under or enforce such agreement for such repayment.

For the purposes of this paragraph (i), “EDF Agreements” shall mean the Prepayment Agreement dated August 28, 2012 between the Issuer and Electricité de France, as amended from time to time and/or the Uranium Concentrates Long Term Supply Contract dated August 8, 2012 between the Issuer and Electricité de France, as amended from time to time.”; and
(e)	amending Condition 11 (Undertakings) by adding after Condition 11(c)(k) a new paragraph 11(l) as follows:
“(l)
not (and will ensure that none of its Subsidiaries will) (whether in a single transaction or a series of related transactions) sell, assign, transfer, lease, or otherwise dispose of, or create, grant or allow to exist an interest in (including the giving of a guarantee) (in all cases, an “encumbrance”) any of its assets or the assets of a Subsidiary, where the aggregate fair market value of the asset or group of related assets (on arm’s length commercial terms as determined by the board of directors of the Issuer acting in good faith) which is disposed of (or otherwise subject to the encumbrance) (whether individually or in a series of related transactions) is greater than U.S.$5,000,000 other than (i) with the consent of the Trustee acting on the instructions of a majority of the Bondholders or (ii) a sale of Paladin Finance Pty Ltd’s interests in Langer Heinrich Mauritius Holdings Limited and Langer Heinrich Uranium (Pty) Ltd in accordance with the terms of the shareholders’ agreement dated 23 July 2014 between Paladin Finance Pty Ltd, Langer Heinrich Mauritius Holdings Limited and CNNC Overseas Uranium Holding Limited, to CNNC Overseas Uranium Holding Limited or (iii) any encumbrance in connection with the U.S.$25,000,000 revolving credit facility made available under the document entitled “Revolving Credit Facility Agreement” dated 9 June 2016 between Langer Heinrich Uranium (Pty) Ltd and N.B.S.A. Limited or any refinancing thereof up to a maximum principal amount outstanding and/or available for working capital purposes of U.S.$45,000,000 where the relevant encumbrance is existing as at 26 April 2017 and/or extends to Paladin Finance Pty Ltd’s shares in Langer Heinrich Mauritius Holdings Limited and/or its loan to Langer Heinrich Uranium (Pty) Ltd.”.

2
For the avoidance of any doubt, pursuant to paragraph 16 (and, if relevant, paragraph 19) of Schedule 3 (Provisions for Meetings of Bondholders) of the Trust Deed, by the Extraordinary Resolution, no Event of Default will arise under the Bonds (and any Event of Default that has arisen under the Bonds is waived or cured) in respect of any payments that were otherwise due on 30 April 2017.

3
Pursuant to paragraph 16 (and, if relevant, paragraph 19) of Schedule 3 (Provision for Meetings of Bondholders) of the Trust Deed, the Trustee is authorised and directed to execute a supplemental trust deed and do anything else necessary to carry out and give effect to the resolution set out above.

4
Pursuant to clause 16 (and, if relevant, paragraph 19) of Schedule 3 (Provisions for Meetings of Bondholders) of the Trust Deed, the Trustee is discharged or exonerated from any and all liability in respect of any act or omission for which it may become responsible under the Trust Deed or the Bonds in connection with the implementation of this Extraordinary Resolution, even though it may subsequently be found that there is a defect in the passing of this Extraordinary Resolution or that for any reason, any part of this Extraordinary Resolution is not valid or binding on the Bondholders.

5
The Bondholders approve every modification and amendment (and the implementation thereof) in respect of their rights relating to the Bonds, (whether or not such rights arise under the Trust Deed, the Conditions or the Bonds), resulting from or to be effected by the modifications, authorisations and determinations referred to in this Extraordinary Resolution and/or the supplemental trust deed noted in paragraph 2 above.

6
Subject to the Extraordinary Resolution having been duly passed, the Extraordinary Resolution will become effective upon the earlier of (i) immediately following the conclusion of the Meeting and (ii) holders of not less than 90% of the aggregate principal amount of Bonds outstanding having voted in favour (and not validly revoked such Voting Instruction) of the Extraordinary Resolution.

7
The Extraordinary Resolution will become null and void, and the Conditions of the Bonds shall revert to the version in force on the date hereof, upon the Issuer announcing that the result of the Consent Solicitation is that the Extraordinary Resolution has not been passed.

This Extraordinary Resolution and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.
If the Extraordinary Resolution is to be passed as a Written Resolution then the Extraordinary Resolution will also be executed as follows:

This Extraordinary Resolution shall take effect as a deed notwithstanding that it may be executed under hand.

Date:…………………………………2017

Executed and delivered as a deed by
THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED
as the registered holder of the Bonds

……………………………………………
 By:

Background
Paladin Energy Limited (“PEL”) is soliciting consents from holders of Bonds to approve the Extraordinary Resolution above.  Further information regarding the Consent Solicitation, including certain eligibility criteria and the consequence of ineligibility, and certain risk factors relating to the Consent Solicitation are set out in the Consent Solicitation Memorandum, a copy of which is available as indicated below.
General
The attention of Bondholders is particularly drawn to the quorum required for the Meeting which is set out in “—Voting and Quorum and Other Matters” below.  Having regard to such requirements, Bondholders are strongly urged to take steps to be represented at the Meeting, as described below, as soon as possible.
Bondholders who wish to vote must do so in accordance with the procedures of Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream, Luxembourg”) (together, the “Clearing Systems”).  Bondholders should note that they must allow sufficient time for compliance with the standard operating procedures of the relevant Clearing System(s) in order to ensure delivery of their Voting Instructions to be received by the Tabulation Agent in advance of the Voting Deadline.
The receipt of Voting Instructions by the relevant Clearing System will be acknowledged by such Clearing System and will result in the Blocking until PEL has announced the result of the Consent Solicitation of all Bonds held by the Beneficial Owner (as defined in paragraph 1 of “Voting and Quorum and Other Matters” below) on whose behalf such Voting Instruction was submitted and in such Bonds being held to the order of the Principal Paying Agent.  Accountholders (as defined in paragraph 1 of “Voting and Quorum and Other Matters” below) must take the appropriate steps through the relevant Clearing System to ensure that no transfers may be effected in relation to such Bonds at any time whilst they are Blocked, in accordance with the requirements of the relevant Clearing System and the deadlines required by such Clearing System.  By Blocking such Bonds in the relevant Clearing System, each Accountholder will be deemed to consent to the relevant Clearing System providing details concerning such Accountholder’s identity to PEL, the Principal Paying Agent, the Tabulation Agent and the Trustee.
A Beneficial Owner of Bonds held through a broker, dealer, commercial bank, custodian, trust company or Accountholder must provide appropriate instructions to such person in order to cause Voting Instructions to be delivered with respect to such Bonds.  Beneficial Owners are urged to contact any such person promptly to ensure timely delivery of such Voting Instructions.
None of the Trustee, the Principal Paying Agent, the Registrar or the Tabulation Agent (nor any of their respective directors, officers, employees, agents, affiliates or advisers) expresses any view as to the merits of the Consent Solicitation or the matters referred to in the Extraordinary Resolution or the Extraordinary Resolution itself, or makes any recommendation whether Bondholders should participate in the Consent Solicitation.  None of the Trustee, the Principal Paying Agent, the Registrar or the Tabulation Agent (nor any of their respective directors, officers, employees, agents, affiliates or advisers) has been involved in negotiating or takes any responsibility for the formulation of the Consent Solicitation or the matters referred to in the Extraordinary Resolution or the Extraordinary Resolution itself and none of them makes any representation that all relevant information has been disclosed to the Bondholders in the Consent Solicitation Memorandum or pursuant to this Notice.  Bondholders who are unsure of the impact of the Consent Solicitation or the matters referred to in the Extraordinary Resolution or the Extraordinary Resolution itself should seek their own professional advice immediately.
The Trustee has not reviewed, nor will it be reviewing, any documents relating to the Consent Solicitation, except this Notice and nor has it approved or will it be approving the Consent Solicitation.  Neither the Trustee (nor any of its directors, officers, employees, agents, affiliates or advisers) has verified, or assumes any responsibility for the accuracy or completeness of, any of the information concerning the Consent Solicitation, PEL or the factual statements contained in, or the effect or effectiveness of, the Consent Solicitation Memorandum or any other documents referred to in the Consent Solicitation Memorandum or assumes any responsibility for any failure by PEL to disclose events that may have occurred and may affect the significance or accuracy of such information or the terms of any amendment (if any) to the Consent Solicitation.  The Trustee has not been involved in the formulation or negotiation of the Consent Solicitation.  The Trustee has, however, authorised it to be stated that, on the basis of the information contained in the Notice (which Bondholders are recommended to consider carefully), it has no objection to the matters referred to in the Extraordinary Resolution, or the Extraordinary Resolution itself, as set out in the Notice, being put to Bondholders for their consideration.
PEL will bear the fees and expenses (including the fees and expenses of legal advisers) of the Trustee and the Tabulation Agent in connection with the Consent Solicitation and the matters referred to in the Extraordinary Resolution, as more particularly agreed with the Trustee and the Tabulation Agent.
Voting Instructions
The Voting Instruction must include the full name of the Accountholder through which the Bondholder holds its Bonds and the securities account number with the Clearing System through which the Bonds are held.
By submitting, or arranging to have submitted on its behalf, Voting Instructions a Bondholder will be deemed, on the date on which such Voting Instructions are submitted, to make the representations and warranties and give the applicable undertakings set out in “Bondholders’ Agreements, Acknowledgements, Representations, Warranties and Undertakings—Voting Instructions” (as the case may be) in the Consent Solicitation Memorandum.
Voting and Quorum and Other Matters
1.
The relevant provisions governing the convening and holding of meetings of Bondholders and the solicitation of the consent of Bondholders to propose amendments to the terms and conditions of the Bonds are set out in Schedule 3 (Provisions for meetings of Bondholders) to the Trust Deed.

IMPORTANT: The Bonds are in registered form and are currently represented by a Global Bond which is deposited with a common depositary for Euroclear and Clearstream, Luxembourg (the “Common Depositary”) and registered in the name of The Bank of New York Depository (Nominees) Limited, as nominee for the Common Depositary.  Each person (a “Beneficial Owner”) who is the owner of a particular nominal amount of the Bonds held through Euroclear or Clearstream, Luxembourg or their respective account holders (“Accountholders”) should note that such person will not be a Bondholder for the purposes of attending and voting at, or establishing the quorum for, the Meeting and will only be entitled to attend and vote at the Meeting or appoint a proxy to do so in accordance with the procedures set out below.
2.
A Beneficial Owner wishing to attend in person and vote at the Meeting (or any adjourned Meeting) may give such direction by way of a Voting Instruction through its Accountholder to the Principal Paying Agent appointing itself as proxy not later than 48 hours before the time fixed for the Meeting.

3.	A Beneficial Owner not wishing to attend the Meeting (or any adjourned Meeting) in person may appoint a proxy or representative to attend and vote on their behalf.
A Beneficial Owner wishing to appoint another person as proxy to attend and vote at the Meeting (or any adjourned Meeting) may give a Voting Instruction through its Accountholder to the Principal Paying Agent appointing such other person as its proxy to vote at the Meeting (or any adjourned Meeting).
4.
Any vote given in accordance with the terms of a form of proxy or by a validly appointed representative shall be valid notwithstanding the previous revocation or amendment of the form of proxy or appointment of the representative or of any of the instructions of the Beneficial Owner pursuant to which they were executed, provided that no intimation in writing of such revocation or amendment shall have been received from the donor thereof in each case by the Issuer at its registered office not later than 48 hours before the time fixed for the Meeting or, thereafter, to the Chairman of the Meeting.

5.	Any proxy or representative so appointed shall, so long as such appointment remains in force, be deemed for all purposes in connection with the Meeting or adjourned Meeting to be the holder of the Bonds to which such appointment relates and the holder of the Bonds shall be deemed for such purposes not to be the holder.
6.
Beneficial Owners must have made arrangements to vote with the relevant Clearing System by not later than 48 hours before the time fixed for the Meeting and within the relevant time limit specified by the relevant Clearing System and, if applicable, appoint proxies or representatives as described above not later than 48 hours before the time fixed for the Meeting.

7.
Any Bond(s) which have been Blocked as described above will be released to the Accountholder by the relevant Clearing System on the earlier of (i) the announcement by the Issuer of the result of the Consent Solicitation (ii) the conclusion of the Meeting (or the adjourned Meeting) and (iii) such Bond(s) ceasing in accordance with the procedure of such Clearing System and with the agreement of the relevant Agent, to be held to its order or under its control in such Clearing System.

8.
Voting Instructions must comply with and be transmitted in accordance with the usual procedure of the relevant Clearing System, so as to be received by that Clearing System sufficiently in advance of the Voting Deadline.

9.	Voting Instructions or other forms of proxy should clearly specify whether the Beneficial Owner wishes to vote in favour of, against or abstain from voting in respect of the Extraordinary Resolution.
10.
If Voting Instructions are not received from or on behalf of a Beneficial Owner by a Clearing System (and such Beneficial Owner does not otherwise make arrangements to vote at the Meeting (or adjourned Meeting, as applicable) or to attend in person by appointing a proxy or representative also in advance of the Voting Deadline), such Beneficial Owner will be deemed to have declined to vote in respect of the Extraordinary Resolution.

11.
Upon the terms and subject to the conditions contained in the Meeting provisions as set out in Schedule 3 (Provisions for meetings of Bondholders) of the Trust Deed and applicable law, PEL will accept all Voting Instructions, forms of proxy and appointments of a representative validly given and all votes cast at the Meeting representing such Voting Instructions, forms of proxy and appointments of a representative validly given.

12.
PEL’s interpretation of the terms and conditions of the Consent Solicitation shall be final and binding.  No alternative, conditional or contingent giving of Voting Instructions will be accepted.  Unless waived by PEL, any defects or irregularities in connection with the giving of Voting Instructions, forms of proxy and appointments of a representative must be cured within such time as is permitted in accordance with the procedures of the relevant Clearing System.  None of PEL, the Trustee, the Principal Paying Agent and the Tabulation Agent or any other person will be under any duty to give notification of any defects or irregularities in such Voting Instructions, forms of proxy and appointments of a representative nor will such entities incur any liability for failure to give such notification.  Such Voting Instructions, forms of proxy and appointments of a representative will not be deemed to have been delivered until such defects or irregularities have been cured or waived.

13.
PEL reserves the right to reject any or all Voting Instructions, forms of proxy and appointments of a representative that are not in proper form or the acceptance of which could, in the opinion of PEL or its counsel, be unlawful.

14.
As the Extraordinary Resolution relates to matters that are, pursuant to the Trust Deed, exercisable by Extraordinary Resolution and requiring a special quorum, the quorum required at the Meeting shall be one or more persons validly (in accordance with the provisions of the Trust Deed) present or being proxies or representatives (each a “voter”) in person representing or holding not less than 75 per cent. in aggregate principal amount of the outstanding Bonds.

15.
If within 15 minutes after the time appointed for any such Meeting a quorum is not present, then, the Meeting may be adjourned for such period, being not less than 14 nor more than 42 days, and to such place as may be appointed by the Chairman.  If within 15 minutes after the time appointed for any adjourned Meeting a quorum is not present, then, the Chairman shall dissolve such Meeting.  Notice of any Meeting adjourned for want of a quorum shall be given in the same manner as notice of the original Meeting, save that 10 days’ notice (exclusive of the day on which notice is given and of the day on which the Meeting is to be resumed) shall be sufficient and shall contain the quorum requirements which will apply when the Meeting resumes and information required for the notice of the original Meeting shall be given.
16.
At any adjourned Meeting resulting from a want of a quorum at the original Meeting, the quorum shall be one or more voters representing or holding not less than 50 per cent. in aggregate principal amount of the outstanding Bonds.

17.
To be passed in relation to the Bonds, the Extraordinary Resolution must be passed at the Meeting or adjourned Meeting, as applicable, duly convened and held in accordance with the provisions of Schedule 3 (Provisions for meetings of Bondholders) to the Trust Deed by a majority of not less than 75 per cent. of the votes cast.  To be passed as a resolution in writing in relation to the Bonds, the Extraordinary Resolution must be passed by a majority of holders of not less than 90% in principal amount of the Bonds outstanding.

18.
Every question submitted to a Meeting shall be decided in the first instance by a show of hands and in case of equality of votes the Chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a Bondholder or as a proxy or as a representative.

19.
At any Meeting unless a poll is (before or on the declaration of the result of the show of hands) demanded by the Chairman, PEL, the Trustee or any person present holding one or more Bonds or being a proxy or representative and holding or representing in the aggregate not less than 2 per cent. in principal amount of the Bonds for the time outstanding, a declaration by the Chairman that a resolution has been carried or carried by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

20.
If at any Meeting a poll is so demanded it shall be taken in such manner and subject as hereinafter provided either at once or after such an adjournment as the Chairman directs and the result of such poll shall be deemed to be the resolution of the Meeting at which the poll was demanded as at the date of the taking of the poll.  The demand for a poll shall not prevent the continuance of the Meeting for the transaction of any business other than the motion on which the poll has been demanded.

21.
On a show of hands every holder of the Bonds who is present in person or any person who is a proxy or a representative shall have one vote.  On a poll every person who is so present shall have one vote in respect of each US$1 in principal amount of the Bonds in respect of which he is a proxy or representative or in respect of which he is the holder.  Without prejudice to the obligations of the proxies named in any form of proxy any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

22.
If passed, the Extraordinary Resolution shall be binding on all the Bondholders, whether or not present at the Meeting (or an adjourned Meeting) or whether or not they voted in respect of the Extraordinary Resolution or gave a Voting Instruction, form of proxy or appointment of a representative, and each of them shall be bound to give effect to it accordingly.

23.
This Notice may be revoked by PEL and the Consent Solicitation may be terminated at any time prior to the Meeting.  This Notice and any non-contractual obligations arising out of or in connection with it shall be governed by, and shall be construed in accordance with, English law.

24.
A copy of the supplemental trust deed referred to above in the form that will be executed if the Extraordinary Resolution is passed is available to Bondholders upon written request to the Trustee (together with proof of its holding of the Bonds in a form that is reasonably satisfactory to the Trustee).  A copy of that supplemental trust deed will be provided to the relevant Bondholder in electronic form by email to the email address provided in any such request.

Further Information
Any questions relating to the completion and submission of Voting Instructions or other matters relating to the voting process should be addressed to the Tabulation Agent as follows:
Tabulation Agent
Lucid Issuer Services Limited
By telephone:        + 44 207 704 0880
By email:                     paladin@lucid-is.com

Paladin Energy Limited

Level 4
502 Hay Street
Subiaco Western Australia 6008
 Australia

The Tabulation Agent is:
Lucid Issuer Services Limited
Tankerton Works
12 Argyle Walk
London WC1H 8HA
United Kingdom

For information by telephone: + 44 207 704 0880
Email: paladin@lucid-is.com
The Trustee is:
The Bank of New York Mellon, London Branch
One Canada Square
London E14 5AL
England

For information by telephone: +44 (0) 1202 689 644

The Principal Paying Agent is:
The Bank of New York Mellon, London Branch
One Canada Square
London E14 5AL
England

For information by telephone: +44 (0) 1202 689 644

 The Registrar is:
The Bank of New York Mellon SA/NV, Luxembourg Branch
Vertigo Building - Polaris
2-4 rue Eugène Ruppert
 L-2453 Luxembourg

This notice is given by:
PALADIN ENERGY LIMITED

26 April 2017

Paladin Energy Limited

Level 4
502 Hay Street
Subiaco Western Australia 6008
 Australia

FINANCIAL ADVISER TO THE ISSUER

KordaMentha Pty Ltd

Level 10
40 St Georges Terrace
Perth Western Australia 6000
 Australia

TRUSTEE

The Bank of New York Mellon, acting through its London Branch

One Canada Square
London E14 5AL
United Kingdom

TABULATION AGENT

Lucid Issuer Services Limited

Tankerton Works
12 Argyle Walk
London WC1H 8HA
United Kingdom

Telephone: +44 207 704 0880
Attention: David Shilson
Email: paladin@lucid-is.com

LEGAL ADVISERS

To Paladin Energy Limited

as to Australian and English Law	as to United States Law
King & Wood Mallesons	Morgan, Lewis & Bockius UK LLP
Level 61 Governor Phillip Tower 1 Farrer Place Sydney NSW 2000 Australia	Condor House 5-10 St. Paul’s Churchyard London EC4M 8AL United Kingdom

as to Canadian Law

Bayer Law Corporation

8th Floor
543 Granville St.
Vancouver B.C., V6C 1X8
 Canada

To the Trustee

Hogan Lovells Lee & Lee

50 Collyer Quay
#10-01 OUE Bayfront
 Singapore 049321